Exhibit 99.1

Transax International Limited
8th Floor | 5201 Blue Lagoon Drive | Miami | FL | 33126 | USA Tel : +1 305.629.3090 | Fax : +1 305.629.3092

Transax International Sells 45% of Brazil Operations for U.S. $3.2 Million plus
Performance Bonus, with Option for 55% Balance.

Previous LOI Replaced with New Agreement

MIAMI, FL, March XX, 2008-- Transax International Limited (Transax) (OTCBB: TNSX), a network solutions company for healthcare providers and health insurance companies, announced today it has signed a stock purchase and option agreement to sell 45% of its Brazil operations for U.S. $3.2 million. The Company would also receive a performance bonus, depending on transaction volumes reached during 2008, which could be worth up to an additional U.S. $1.2 million.

Under the terms of the agreement, $800,000 (including forgiveness of a $200,000 loan from the buyer) has been paid on signing and the balance of U.S. $2.4 million will be paid by 12 equal monthly installments of U.S. $200,000 commencing April 2008. This agreement replaces the previously announced Letter of Intent (LOI) signed on December 14, 2007, with a private equity group in Brazil.

In addition, the Company has granted an option to the investor group exercisable during March - April 2009, and subject to shareholder approval, to acquire the balance of the Company’s Medlink operations (including the corresponding debt) and certain licensing rights for Latin America, Spain and Portugal, in exchange for further payments to Transax of U.S. $2.4 million in the form of 12 monthly payments of $200,000 each.

Stephen Walters, President & CEO of Transax, commented, “Upon further due diligence after our announcement in December 2007, both parties have agreed to replace the LOI signed in December 2007 with this agreement. The agreement allows us to greatly improve our cash flow and will significantly lower our debt obligations in Brazil.” Mr. Walters continued, “We have also offered the buyer an option to purchase the remaining 55% of the Company’s Brazil subsidiary in March of 2009.”

About Transax International Limited

Transax International is an emerging network solutions provider for the healthcare sector. Utilizing its proprietary MedLink(TM) technology, Transax provides a service similar to credit card processing for the health insurance and providers industries. A Transax transaction consists of: approving eligibility, authorization, auto-adjudication of the health claim and generating the claim payable files -- provided instantaneously in “real time” -- regardless of method of claim generation.

Transax’s solutions have been proven to significantly decrease health insurance claim expenditures and healthcare provider costs. Based in Miami, Fl, Transax maintains a major operating subsidiary in Rio de Janeiro, Brazil with approximately 35 staff. The Company has contracts in place with major health insurers in Brazil and currently undertakes between 700,000 to 750,000 transactions per month, for which Transax receives on average approximately $0.65 cents per transaction.

Contacts:	David Sasso

Vice President - Investor Relations & Corporate Communications

Tel: 305.629.3090

dsasso@transax.com

http://www.transax.com

Andrew Barwicki

Tel: 516-662-9461

SAFE HARBOR STATEMENT: “THIS NEWS RELEASE MAY INCLUDE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE UNITED STATES SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED, WITH RESPECT TO ACHIEVING CORPORATE OBJECTIVES, DEVELOPING ADDITIONAL PROJECT INTERESTS, THE COMPANY’S ANALYSIS OF OPPORTUNITIES IN THE ACQUISITION AND DEVELOPMENT OF VARIOUS PROJECT INTERESTS AND CERTAIN OTHER MATTERS. THESE STATEMENTS ARE MADE UNDER THE “SAFE HARBOR” PROVISIONS OF THE UNITED STATES PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND INVOLVE RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN.”